UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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E. I. du Pont de Nemours and Company

(Name of Registrant as Specified In Its Charter)

Trian Fund Management, L.P.
Trian Fund Management GP, LLC
Trian Partners, L.P.
Trian Partners Strategic Investment Fund, L.P.
Trian Partners Strategic Investment Fund II, L.P.
Trian Partners Master Fund, L.P.
Trian Partners Parallel Fund I, L.P.
Trian Partners Master Fund (ERISA), L.P.
Trian Partners Strategic Investment Fund-A, L.P.
Trian Partners Strategic Investment Fund-D, L.P.
Trian SPV (SUB) VIII, L.P.
Trian Partners Fund (Sub)-G, L.P.
Trian Partners Fund (Sub)-G II, L.P.
Nelson Peltz
Peter W. May
Edward P. Garden
John H. Myers
Arthur B. Winkleblack
Robert J. Zatta

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On January 8, 2015, Trian Fund Management, L.P. (“Trian”) issued the following press release:

TRIAN PARTNERS NOMINATES FOUR HIGHLY QUALIFIED CANDIDATES

FOR ELECTION TO DUPONT BOARD

Referendum On Performance

DuPont Board Has Not Held Management Accountable

For Repeatedly Missing Promised Revenue And Earnings Targets

Newly Revealed Poor Corporate Governance At Chemours Shows

Board Disconnect From DuPont Stockholders

NEW YORK, January 8, 2015 – Trian Fund Management, L.P. (“Trian”), one of the largest stockholders of E. I. du Pont de Nemours and Company (NYSE: DD) (“DuPont”), announced today that it has nominated four highly qualified candidates for election to the DuPont Board of Directors at the 2015 Annual Meeting of Stockholders. Investment funds managed by Trian currently beneficially own an aggregate of approximately 24.4 million DuPont shares valued at approximately $1.8 billion.

Trian believes long-term success requires each of DuPont’s business segments to achieve best-in-class operating metrics. Despite management’s rhetoric about the value of “integrated science,” the reality is that DuPont is struggling operationally: 1) earnings per share are down since 2011; 2) organic revenue growth and margins have underperformed peers in five of the Company’s seven segments; and 3) management has lowered and/or missed its own guidance to Wall Street for the third year in a row while consistently failing to achieve the revenue and margin targets presented at DuPont’s 2011 Investor Day.

Trian believes the DuPont Board has not held management accountable for continuing underperformance and repeated failures to deliver publicly stated revenue and earnings targets. In addition, Trian believes the DuPont Board’s recent decision to spin-off Chemours, its Performance Chemicals segment, with poor corporate governance and punitive anti-takeover measures -- including a classified board, no stockholder action by written consent, an 80% supermajority vote required for stockholders to amend Chemours’ by-laws or certain provisions of its certificate of incorporation (including those relating to the election, classification and nomination of directors), and a high 35% threshold of stockholders to call a special meeting -- shows a disconnect from stockholders. Trian believes it is time for new perspectives and robust oversight from the DuPont Board. Trian is therefore nominating a minority slate of four directors with extensive operating, strategic and financial experience and a history of generating long-term shareholder value to work with the continuing directors to achieve the great potential of this iconic company.

Trian’s four highly qualified director nominees are:

•	Nelson Peltz, Chief Executive Officer and a Founding Partner of Trian and a director of Mondelēz International, Inc., The Wendy’s Company and The Madison Square Garden Company
•	John H. Myers, former President and Chief Executive Officer of GE Asset Management and currently a director of Legg Mason, Inc.
•	Arthur B. Winkleblack, former Executive Vice President and Chief Financial Officer of H.J. Heinz Company and currently a director of RTI International Metals, Inc. and Church & Dwight Co., Inc.
•	Robert J. Zatta, Acting Chief Executive Officer and long-time Chief Financial Officer of Rockwood Holdings, Inc., a leading global developer, manufacturer, and marketer of specialty chemicals

In a letter to DuPont’s Board on September 16, 2014, a copy of which will be filed with the Securities and Exchange Commission on January 9, 2015, Trian outlined five reasons for DuPont’s persistent underperformance: 1) excessive holding company costs; 2) overwhelming complexity; 3) bureaucracy and a lack of management accountability; 4) inefficient capital structure; and 5) a persistent conglomerate discount to its share price. In the letter, Trian proposed a separation of DuPont into GrowthCo (Agriculture, Nutrition and Health, Industrial Biosciences) and CyclicalCo/CashCo (Performance Materials, Safety and Protection, Electronics and Communications), in addition to separating Performance Chemicals.

Trian views a separation as a means to an end:

•	Elimination of an entire layer of corporate overhead
•	Elimination of corporate bureaucracy in order to empower management, assure accountability, speed decision making, create focus and reduce complexity
•	Catalyst for a “clean slate” to design the ideal cost structure through “zero-based budgeting”
•	More accountability on returns on research and development
•	High probability of valuation multiple re-rating

Trian believes a separation would greatly increase the likelihood that the individual businesses will eliminate the operational gap versus peers. The substantial increase in profitability at Axalta Coatings Systems (DuPont’s former Performance Coatings business) following its sale to a private equity firm in 2013, as detailed in Trian’s September 16, 2014 letter, is a powerful example of the benefits of focus and the excessive costs incurred by DuPont. Nevertheless, Trian does not intend this election to be a referendum on separating the businesses, but rather a referendum on DuPont’s performance. If elected to the Board, the Trian nominees will seek to work collaboratively with the other Board members to determine whether value can be optimized in the current structure or through a separation.

DuPont is one of Trian’s largest investments. Trian has a strong vested interest in DuPont’s future and takes pride in its reputation as a long-term shareholder with a history of designing and implementing value-added strategic and operating initiatives at many companies. Trian has been patient, giving management more than a year and a half to prove it could achieve its publicly stated financial goals. Trian believes all stockholders will benefit from the election of Trian’s nominees who will stimulate robust dialogue and enhanced engagement in the board room.

Trian’s Director Nominees

Biographies for each nominee follow:

Nelson Peltz has served as Chief Executive Officer and a founding partner of Trian, an asset management company for various investment funds and accounts, since its formation in 2005. Mr. Peltz has served as a director of The Wendy’s Company, the second-largest quick-service hamburger company in North America, since 1993 and non-executive Chairman since 2007. Mr. Peltz has also served as a director of Mondelēz International, Inc., a global snacking powerhouse, since January 2014, and as a director of The Madison Square Garden Company, a sports, entertainment and media company, since December 2014. Mr. Peltz served on the board of directors of Ingersoll-Rand plc, a global diversified industrial company, from 2012 to June 2014. From 2006 until June 2013, Mr. Peltz served as a director of H.J. Heinz Company. From 2009 until December 2014, Mr. Peltz served as a director of Legg Mason, Inc. and served as Chair of its Nominating and Corporate Governance Committee from 2013 until December 2014.

From 1993 until 2007, Mr. Peltz was Chairman and Chief Executive Officer of Triarc Companies, Inc. (now known as The Wendy’s Company), which, during that period, owned Arby’s Restaurant Group, Inc. and Snapple Beverage Group, as well as other consumer and industrial businesses. He was Chairman and Chief Executive Officer and a director of Triangle Industries, Inc., from 1983 until December 1988, when it was acquired by Pechiney, S.A., a leading international metals and packaging company. At the time of its acquisition, Triangle was a Fortune 100 industrial company, which through its subsidiaries, was a manufacturer of packaging products (through American National Can Company), copper electrical wire and cable and steel conduit and currency and coin handling products. From 2003 to 2006, Peltz served as a director of Encore Capital Group, Inc., a leading provider of debt management and recovery solutions. From 1996 to 1999, he was Chairman of the Board of National Propane Corporation, the managing general partner of National Propane Partners, L.P., a distributor of liquefied petroleum gas which was sold to the Columbia Energy Group. From 1984 until 1992, he was Chairman and Chief Executive Officer and a director of Avery, Inc. which, from 1986 to 1989, was primarily engaged in the manufacture and sale of specialty chemicals through Uniroyal Chemical, which was sold in a management buyout. Mr. Peltz began his business career in 1963 when he joined his family food business.

Through Mr. Peltz’s 40 years of experience in investing, turning around and building companies, he has developed strong operating experience and strategic planning skills that will benefit DuPont’s operational initiatives and its long-term strategy. Trian believes the attributes, skills and qualifications that Mr. Peltz possesses through his experience as a hands-on executive and active board member on numerous boards will provide DuPont and its Board with valuable industry knowledge and management experience.

John H. Myers is the former President and Chief Executive Officer of GE Asset Management, an institutional asset management subsidiary of General Electric Company, who spent almost a decade in that role and a total of over 35 years in various management positions at General Electric. At GE Asset Management, Mr. Myers was responsible for approximately $200 billion in assets under management for clients including General Electric’s pension funds, 401(k) plans, mutual funds and insurance companies, as well as for more than 200 external institutional clients.

Mr. Myers has served as a director of Legg Mason, Inc. since June 2013 and served as a director of Hilton Hotels Corporation, a leading global hospitality company, from 2000 to 2007.

Trian believes Mr. Myers’ qualifications to serve on DuPont’s Board include the knowledge and experience he has gained while serving in various management positions for over 35 years with General Electric. In addition, he gained extensive financial and leadership experience serving as President and Chief Executive Officer of GE Asset Management and through his experience as a director of Legg Mason, Inc. and as a former director of Hilton Hotels Corporation.

Arthur B. Winkleblack was Executive Vice President and Chief Financial Officer of H.J. Heinz Company, a global packaged food manufacturer, from 2002 until June 2013, where he worked to implement the strategic initiatives required to transform the company into a more streamlined and focused business and leverage the company’s world-class portfolio of powerful brands. Mr. Winkleblack currently serves on the Board of Directors of Church & Dwight Co., Inc., a major manufacturer of household products such as Arm & Hammer, which he joined in 2008, and RTI International Metals, Inc., a leading vertically integrated global supplier of advanced titanium and specialty metal products, which he joined in December 2013. In addition, Mr. Winkleblack has held senior finance positions at C. Dean Metropoulos & Co., the consumer products arm of Hicks, Muse, Tate and Furst, a private equity firm, from 1998 until 1999, Six Flags Entertainment Corporation, the world’s largest regional theme park company, from 1996 until 1998, AlliedSignal, Inc., which has since merged with Honeywell International, Inc., a multinational conglomerate that produced a variety of commercial and consumer products, engineering services and aerospace systems, from 1994 until 1996 and PepsiCo, Inc., a multinational food and beverage corporation, from 1982 until 1994.

Trian believes Mr. Winkleblack’s substantial executive experience, including more than 10 years of service as Executive Vice President and Chief Financial Officer of H.J. Heinz Company, provides him with knowledgeable perspectives on strategic planning, international operations, acquisitions and divestitures and cost and financial controls. In addition, his experience as CFO of a large multinational company will enable him to bring important perspectives to the Board on compliance, risk management and public reporting.

Robert J. Zatta has been acting Chief Executive Officer of Rockwood Holdings, Inc., a leading global developer, manufacturer and marketer of specialty chemicals, since July 2014, and has served as Chief Financial Officer since April 2001. Mr. Zatta was instrumental in leading the turnaround and transformation of Rockwood Holdings, Inc., which resulted in its pending acquisition by Albemarle Corporation in a transaction expected to close in the first quarter of 2015. Prior to joining Rockwood, Mr. Zatta spent 12 years with the Campbell Soup Company, where he held several significant financial management positions, most recently Vice President responsible for Corporate Development and Strategic Planning. Prior to joining Campbell Soup Company in 1990, he worked for General Foods Corporation and Thomas J. Lipton, Inc.

Trian believes Mr. Zatta’s extensive experience in the specialty chemical sector will allow him to bring valuable industry experience to the DuPont Board. In addition, Trian believes that DuPont’s Board will benefit from Mr. Zatta’s expertise in operations, strategic planning, cost and financial controls and public company reporting, which he has developed through his experience as a senior executive at several global companies.

About Trian Fund Management, L.P.

Founded in 2005 by Nelson Peltz, Peter May and Ed Garden, Trian seeks to invest in high quality but undervalued and under-performing public companies and to work constructively with the management and boards of those companies to significantly enhance shareholder value for all shareholders through a combination of improved operational execution, strategic re-direction, more efficient capital allocation and increased focus.

Media Contact:

Anne A. Tarbell
Trian Fund Management, L.P.
(212) 451-3030
atarbell@trianpartners.com

George Sard Sard Verbinnen & Co (212) 687-8080 gsard@SARDVERB.com	Carissa Felger Sard Verbinnen & Co (212) 687-8080 cfelger@SARDVERB.com	Amanda Klein Sard Verbinnen & Co (212) 687-8080 aklein@SARDVERB.com

Investor Contact:

Charlie Koons MacKenzie Partners, Inc. (212) 929-5708 ckoons@mackenziepartners.com	Daniel Burch MacKenzie Partners, Inc. (212) 929-5748 dburch@mackenziepartners.com

The views expressed in this press release represent the opinions of Trian Fund Management, L.P. (“Trian”) and the investment funds it manages (collectively, Trian with such funds, “Trian Partners”), and are based on publicly available information with respect to E. I. du Pont de Nemours and Company (the “Company”). Trian Partners recognizes that there may be confidential information in the possession of the Company that could lead it to disagree with Trian Partners’ conclusions. Trian Partners reserves the right to change any of its opinions expressed herein at any time as it deems appropriate. Trian Partners disclaims any obligation to update the information or opinions contained in this press release.

Certain financial projections and statements made herein have been derived or obtained from filings made with the Securities and Exchange Commission (“SEC”) or other regulatory authorities and from other third party reports. Neither Trian Partners nor any of its affiliates shall be responsible or have any liability for any misinformation contained in any third party SEC or other regulatory filing or third party report. There is no assurance or guarantee with respect to the prices at which any securities of the Company will trade, and such securities may not trade at prices that may be implied herein. The estimates, projections and potential impact of the opportunities identified by Trian Partners herein are based on assumptions that Trian Partners believes to be reasonable as of the date of this press release, but there can be no assurance or guarantee that actual results or performance of the Company will not differ, and such differences may be material.

This press release is provided merely as information and is not intended to be, nor should it be construed as, an offer to sell or a solicitation of an offer to buy any security. This press release does not recommend the purchase or sale of any security. Funds managed by Trian currently beneficially own, and/or have an economic interest in, shares of the Company. These funds are in the business of trading – buying and selling– securities. It is possible that there will be developments in the future that cause one or more of such funds from time to time to sell all or a portion of their holdings of the Company in open market transactions or otherwise (including via short sales), buy additional shares (in open market or privately negotiated transactions or otherwise), or trade in options, puts, calls or other derivative instruments relating to such shares.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains forward-looking statements. All statements contained in this press release that are not clearly historical in nature or that necessarily depend on future events are forward-looking, and the words “anticipate,” “believe,” “expect,” “potential,” “opportunity,” “estimate,” “plan,” and similar expressions are generally intended to identify forward-looking statements. The projected results and statements contained in this press release that are not historical facts are based on current expectations, speak only as of the date of this press release and involve risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such projected results and statements. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the control of Trian Partners. Although Trian Partners believes that the assumptions underlying the projected results or forward-looking statements are reasonable as of the date of this press release, any of the assumptions could be inaccurate and therefore, there can be no assurance that the projected results or forward-looking statements included in this press release will prove to be accurate. In light of the significant uncertainties inherent in the projected results and forward-looking statements included in this press release, the inclusion of such information should not be regarded as a representation as to future results or that the objectives and strategic initiatives expressed or implied by such projected results and forward-looking statements will be achieved. Trian Partners will not undertake and specifically declines any obligation to disclose the results of any revisions that may be made to any projected results or forward-looking statements in this press release to reflect events or circumstances after the date of such projected results or statements or to reflect the occurrence of anticipated or unanticipated events.

Additional Information

Trian Partners, L.P., a Delaware limited partnership (“Trian Onshore”), Trian Partners Strategic Investment Fund, L.P., a Delaware limited partnership (“Strategic”), and Trian Partners Strategic Investment Fund II, L.P., a Delaware limited partnership (“Strategic II,” and collectively with Trian Onshore and Strategic, the “Trian Funds”), together with the other participants identified below, intend to file with the SEC a proxy statement and an accompanying proxy card to be used to solicit proxies in connection with the 2015 Annual Meeting of Stockholders of the Company, including any adjournments or postponements thereof or any special meeting that may be called in lieu thereof (the “2015 Annual Meeting”). Information relating to the participants in such proxy solicitation has been included below. Stockholders are advised to read the definitive proxy statement and any other documents related to the solicitation of stockholders of the Company in connection with the 2015 Annual Meeting when they become available because they will contain important information, including additional information relating to the participants in such proxy solicitation. When completed and available, the Trian Funds’ definitive proxy statement and a form of proxy will be mailed to stockholders of the Company. These materials and other materials filed by the Trian Funds in connection with the solicitation of proxies will be available at no charge at the SEC’s website at www.sec.gov. The definitive proxy statement (when available) and other relevant documents filed by the Trian Funds with the SEC will also be available, without charge, by directing a request by mail, telephone or email to Trian’s proxy solicitor, MacKenzie Partners, 105 Madison Avenue, New York, New York 10016 (call collect: (212) 959-5500; call toll free: (800) 322-2885) or email: proxy@mackenziepartners.com.

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Participants in Solicitation

The potential participants in the proxy solicitation in connection with the 2015 Annual Meeting are anticipated to include the Trian Funds, Trian Partners Master Fund, L.P., a Cayman Islands limited partnership (“Trian Offshore”), Trian Partners Parallel Fund I, L.P., a Delaware limited partnership (“Parallel Fund I”), Trian Partners Master Fund (ERISA), L.P., a Cayman Islands limited partnership (“Trian ERISA”), Trian Partners Strategic Investment Fund-A, L.P., a Delaware limited partnership (“Strategic Fund-A”), Trian Partners Strategic Investment Fund-D, L.P., a Cayman Islands limited partnership (“Strategic Fund-D”), Trian SPV (SUB) VIII, L.P., a Cayman Islands limited partnership (“SPV VIII”), Trian Partners Fund (Sub)-G, L.P., a Delaware limited partnership (“Trian Fund-G”), Trian Partners Fund (Sub)-G II, L.P., a Delaware limited partnership (“Trian Fund G-II,” and together with the Trian Funds, Trian Offshore, Parallel Fund I, Trian ERISA, Strategic Fund-A, Strategic Fund-D, SPV VIII, Trian Fund-G and Trian Fund G-II, the “Funds”), Trian, Trian Fund Management GP, LLC, a Delaware limited liability company (“Trian Management GP”), Nelson Peltz, Peter W. May, Edward P. Garden John H. Myers, Arthur B. Winkleblack and Robert J. Zatta.

Trian Management GP is the general partner of Trian, which serves as the management company for each of the Funds. Trian Management GP is controlled by Nelson Peltz, Peter W. May and Edward P. Garden. Each of Trian, Trian Management GP and Messrs. Peltz, May and Garden (together with the Funds, the “Trian Group”), by virtue of their relationships to the Funds, may be deemed to have shared voting power and shared dispositive power with regard to, and therefore may be deemed to beneficially own (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) the Shares owned by the Funds.

As of the date of this press release, the members of the Trian Group beneficially own (within the meaning of Rule 13d-3 under the Exchange Act) an aggregate of 24,428,084 Shares. Of those 24,428,084 Shares, each of Trian Onshore, Strategic and Strategic II owns 100 Shares in record name.